Exhibit 10.1

SECOND AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT effective as of the 26th day of April, 2011 (“Agreement”) by and between OSHKOSH CORPORATION, a Wisconsin corporation (the “Company”), and CHARLES L. SZEWS (the “Executive”).

WITNESSETH:

WHEREAS, the Executive and the Company executed an initial Employment Agreement as of March 20, 2007 (“Original Agreement”) and a First Amended and Restated Employment Agreement as of January 1, 2008 (“First Amended Agreement”), and the parties hereto desire to amend and restate the First Amended Agreement to read in its entirety as set forth in this Agreement;

WHEREAS, the Executive previously served as President and Chief Operating Officer of the Company and has been serving as its Chief Executive Officer since January 1, 2011, the Company desires to continue to retain the services of the Executive as its Chief Executive Officer, and the Executive desires to continue to be employed by the Company and to serve as its Chief Executive Officer, on the terms and conditions set forth in this Agreement; and

WHEREAS, in consideration of the Company’s commitments in this Agreement, the Executive has entered into a Confidentiality and Loyalty Agreement with the Company (the “Loyalty Agreement”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.             Employment and Duties.  Subject to the terms and conditions of this Agreement, commencing January 1, 2011, the Company will employ the Executive, and the Executive will be employed by the Company, as the Chief Executive Officer of the Company (“CEO”).  As such officer, he shall be responsible for the supervision, control and conduct of all of the business and affairs of the Company, shall have the authority and duties set forth for his offices in the Company’s bylaws, shall have such additional duties as are normally assigned to a chief executive officer, shall perform his duties in a conscientious, reasonable and competent manner, shall devote his best efforts to his employment by the Company and, except as otherwise set forth herein, shall devote his entire business time and attention to the performance of his duties.  At all times, the Executive shall be subject to the direction of the Board of Directors of the Company.  It shall not be a violation of this Agreement for the Executive to (a) serve on corporate, civic or charitable boards or committees, (b) participate in other business, community and professional activities, and (c) manage personal investments, so long as in each case and collectively such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement and, in the case of corporate boards or serving as chairman (or in a comparable position) of a corporate board, so long as the Executive receives the prior consent of the Human Resources Committee of the Board of Directors of the Company (the “Committee”), subject to review and approval by the full Board of Directors. While he is the Chief Executive Officer, the Company anticipates that the Executive will continue to serve as a member of the Board of Directors of the Company and, if there is an Executive Committee of the Board of Directors, as a member of such committee.

2.             Term.  The employment of the Executive under this Agreement will continue until the occurrence of the first of the following events:

(a)           December 31, 2012, subject to extension as described below;

(b)           The Executive’s death;

(c)           The Executive shall have become totally disabled within the meaning of the Oshkosh Corporation Long Term Disability Program for Salaried Employees (the “LTD Program”) such that the Executive is entitled to receive benefits under the LTD Program; or

(d)           Termination of this Agreement under Section 6.

The provisions of Sections 7 and 10 and the Loyalty Agreement shall survive the expiration of the term of this Agreement.

The last date on which the Executive’s employment under this Agreement may terminate pursuant to subsection (a) shall be automatically extended at successive one-year intervals on the date 12 months prior to the date on which the Executive’s employment under this Agreement would otherwise terminate pursuant to subsection (a) (as subsection (a) may have been previously extended by the parties) (the “Extension Date”) unless not less than 30 days prior to the Extension Date the Company or the Executive has provided a written notice of nonrenewal (a “Nonrenewal Notice”) to the other party.  If a party gives a timely Nonrenewal Notice, then the Executive’s employment under this Agreement shall terminate in accordance with the provisions of this Section (as subsection (a) may have been previously extended by the parties), and neither party shall have any other rights or obligations as a result of the delivery of such notice.  However, this Agreement will not be extended automatically (x) beyond the date on which the Executive would attain age 62 or (y) if the Executive is disabled at the time such extension would otherwise automatically become effective.  If the Executive’s employment continues following the date identified in subsection (a) above, then for so long as the Executive is employed by the Company the Executive shall be an at-will employee.

3.             Compensation.  The Executive shall be entitled to the following compensation for services rendered to the Company during the term of this Agreement:

(a)           Base Salary.  Subject to adjustment in accordance with this subsection (a), the Executive shall receive a base salary at the annual rate of not less than $1,000,000, commencing as of October 1, 2010.  The Committee shall review the Executive’s base salary annually to determine whether such salary should be increased.  Further, if the Executive initiates or agrees to a general reduction of base salaries of executive officers of the Company, then such base salary shall be subject to reduction on the same basis and terms that apply to the other officers of the Company or, with the prior consent of the Executive, a reasonable larger percentage reduction in light of his position as CEO.  (In this Agreement, the term “Base Salary” shall mean the amount established and adjusted from time to time pursuant to this subsection (a).)

(b)           Other Compensation.  The Executive shall be entitled to participate in the bonus plan, qualified retirement plan, supplemental retirement plan, stock-based compensation programs, deferred compensation plan and fringe benefit plans and programs (including without limitation the LTD Program), and receive perquisites, in each case in effect from time to time for other senior executives of the Company, subject to all of the terms and conditions of the respective plans and programs and the discretion and powers of the Committee thereunder.

(c)           Vacations and Holidays.  The Executive shall be entitled to receive 20 days of paid vacation per year together with the paid holidays available to all other senior management personnel.  Unused vacation and holidays shall not accrue from year to year, except as may be contemplated by Company policies and practices applicable to other executive officers of the Company at the time in question (which may change from time to time) and except as may be approved by the Committee.

4.             Reimbursements.  The Company shall reimburse the Executive for actual out-of-pocket costs he incurs in the course of carrying out his duties, in accordance with Company policies and procedures in effect from time to time. The Executive shall also be entitled to reimbursement for all reasonable fees and expenses of the Executive’s legal counsel in connection with the negotiation and preparation of this Agreement.

5.             Withholding.  All payments under this Agreement shall be subject to withholding or deduction by reason of the Federal Insurance Contributions Act, the federal income tax and state or local income tax and similar laws, to the extent such laws apply to such payments.

6.             Termination.

(a)           By the Company for Cause.  The Company may terminate this Agreement for Cause at any time.  For the purposes of this Agreement, “Cause” shall mean any of the following: (i) theft, dishonesty, fraudulent misconduct, unauthorized disclosure of trade secrets, gross dereliction of duty or other grave misconduct on the part of the Executive that is substantially injurious to the Company; (ii) the Executive’s willful act or omission that he knew would have the effect of materially injuring the reputation, business or prospects of the Company; (iii) the Executive’s conviction of a felony, as evidenced by a binding and final judgment, order or decree of a court of competent jurisdiction; (iv) the Executive’s consent to an order of the Securities and Exchange Commission for the Executive’s violation of the federal securities laws; (v) the Executive’s repeated and demonstrated failure to perform material duties in a competent and efficient manner which failure is not due to illness or disability of the Executive; (vi) a petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver was appointed by a court for the property of, the Executive; (vii) the Executive’s failure to file timely (including extensions) federal or state income tax returns that the Executive or his spouse is required by law to file (such as personal returns and returns for trusts or entities of which the Executive or his spouse is trustee, controlling or general partner or member, or managing member) and to pay related taxes; (viii) the occurrence of improprieties involving the financial statements of the Company in which the Executive was directly or indirectly involved in committing the impropriety; (ix) the Executive’s commission of material violations of codes of conduct of the Company applicable to the Executive; or (x) the Executive’s material breach of his obligations under the Loyalty Agreement.  Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive (A) a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors of the Company (excluding the Executive) at a meeting of the Board of Directors called and held for the purpose (after reasonable notice to the Executive and an opportunity for him, together with his counsel, to be heard before the Board of Directors), finding that in the good faith opinion of the Board of Directors conduct of the Executive met one of the standards set forth in any of clauses (i) through (x) of the preceding sentence and specifying the particulars thereof and (B) an affidavit sworn to by the Secretary of the Company stating that such resolution was in fact adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors (excluding the Executive).  If the Company terminates this Agreement for Cause, then the Executive shall forfeit his right to any and all benefits (other than vested fringe benefits) he would otherwise have been entitled to receive under this Agreement, except that whether the Executive forfeits vested equity compensation benefits will be determined in accordance with the terms of plans and agreements applicable to such equity compensation benefits rather than this Agreement.

(b)           By the Company without Cause.  The Company, by action of the Board of Directors, may terminate this Agreement without Cause at any time, subject to the terms of Section 7.

(c)           By the Executive.  The Executive may terminate this Agreement at any time upon 90 days’ prior written notice to the Company.  In addition, the Executive may terminate this Agreement for “Good Reason”. For this purpose, “Good Reason” means any substantial breach of this Agreement by the Company that is not remedied by the Company within 30 days after receipt of written notice of termination from the Executive for Good Reason.  A termination of employment by the Executive for Good Reason shall be effected by the Executive giving the Company such written notice of termination within 45 days of the event constituting the substantial breach of this Agreement by the Company, setting forth in reasonable detail the specific conduct of the Company that constitutes the substantial breach and the specific provision(s) of this Agreement that the Company has breached.  The Executive’s termination as a result of Good Reason shall automatically occur on the 31st day following the receipt by the Company of the written notice of termination from the Executive, unless the Company has cured the breach during the 30-day cure period.  If the Company cures the breach during the 30-day cure period, then the Executive’s notice of termination for Good Reason shall be deemed withdrawn.

7.             Entitlements and Obligations.  If this Agreement is terminated by the Company pursuant to Section 6(b), by the Company without Cause at any time on or within 90 days following the date determined pursuant to Section 2(a) or by the Executive for Good Reason pursuant to Section 6(c), then:

(a)           Provided that the Executive signs a release of claims in the form attached hereto as Exhibit A (adjusted as necessary to conform to then existing legal requirements in a manner reasonably acceptable to the Company and the Executive) (a “Full Release”) not earlier than the 30th day following the date of the Separation from Service, as that term is defined in the Executive’s Key Executive Employment and Severance Agreement, and not later than the 50th day following the date of the Separation from Service for which any applicable revocation period has expired, the Company shall, subject to the provisions of Section 11(a), pay the Executive as severance pay in a single sum on the 60th day following the date of the Separation from Service, in lieu of Base Salary and bonus for the remaining term of this Agreement, an amount equal to the sum of (i) the product of two times the Annual Cash Compensation and (ii) if the Executive will not receive a bonus with respect to the fiscal year in which such termination occurs under the bonus plan then in effect solely as a result of the Executive’s termination, a pro rata bonus for the fiscal year in which the termination occurs in an amount equal to the bonus (if any) that the Executive would have received had he remained employed through the entire fiscal year multiplied by a fraction representing the portion of the year through the termination date during which the Executive served the Company. However, solely with respect to the portion of such sum consisting of the amount described in clause (ii), if the 60th day following the date of the Separation from Service occurs prior to the date the Committee certifies the bonus amount described in such clause (ii), then payment of such portion shall instead be made as soon as practicable after the bonus amount is so certified, but in no event later than 2-1/2 months after the end of the fiscal year of the Company in which the Executive’s termination occurs.  The term “Annual Cash Compensation” means the sum of (1) the Base Salary (as of the date determined pursuant to Section 2(a) in the case of a termination following such date), plus (2) the Bonus Amount. The term “Bonus Amount” means the higher of (x) an amount equal to the average of the annual bonuses paid or payable to the Executive with respect to the three full fiscal years of the Company preceding the date of termination (it being understood that, if no bonus was paid or payable as to any year during such three-year period, then the bonus for that year will be zero (0) for purposes of this calculation) or (y) until such time as the three full fiscal years of the Company preceding the date of termination to which clause (x) refers do not include a fiscal year of the Company prior to its 2011 fiscal year, the Base Salary (as of the date determined pursuant to Section 2(a) in the case of a termination following such date). In no event will any payment or benefit described herein be paid or provided earlier than the first date that the Company may make such payment or provide such benefit without causing an additional tax to be paid under Section 409A of the Internal Revenue Code and the regulations thereunder (“Section 409A”).

(b)           The Company shall have continuing liability to the Executive for the fringe benefits provided in this Agreement for the remaining term of this Agreement as if this Agreement had not been terminated pursuant to Section 6(b).

(c)           If the Executive does not deliver a Full Release to the Company not earlier than the 30th day following the date of the Separation from Service and not later than the 50th day following the date of the Separation from Service, or if the Executive delivers a Full Release but revokes it prior to the 60th day following the date of the Separation from Service (to the extent he is able to do so), then the Executive shall not be entitled to the payment that Section 7(a) contemplates or to the fringe benefits that Section 7(b) contemplates.

(d)           If the Executive is entitled to the severance described in Section 7(a), then during the two-year period after the date of the Separation from Service, for no additional consideration, the Executive will make himself available to consult with, otherwise assist or provide general advice to the then CEO and to the Board of Directors as they may reasonably request, consistent with the Executive’s other commitments (which may include full-time employment), for a nominal amount of time in each instance. In no event shall the Executive be obligated to provide such services to an extent that would involve a material amount of his time in the aggregate.  During such period and thereafter, the Executive will also cooperate fully with the Company in any investigation, negotiation, litigation or other action arising out of transactions or other matters in which he was involved or of which he had knowledge during his employment with the Company.  In the event such a matter arises, the Company will pay the Executive a reasonable per diem amount for the time that he must devote to such cooperation, which the Company and the Executive will negotiate in good faith, and fully reimburse the Executive for any reasonable expenses incurred by him in the course of his cooperation.

8.             Annual Physical.  At the Company’s expense, during the term of this Agreement, the Executive shall have an annual physical examination performed by a physician whom the Executive reasonably chooses.

9.             Successors.

(a)           This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)           This Agreement shall inure to the benefit of and be binding upon the Company and its successors.

10.           Miscellaneous.

(a)           Severability.  This Agreement is to be governed by and construed according to the laws of the State of Wisconsin.  If any provision of this Agreement shall be held invalid and unenforceable for any reason whatsoever, such provision shall be deemed deleted and the remainder of the Agreement shall be valid and enforceable without such provision.

(b)           Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by reputable overnight courier or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:  (i) if to the Executive, to his home address as it appears on the personnel records of the Company; and (ii) if to the Company, to the General Counsel of the Company at the Company’s principal executive offices, in each case or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notices and communications shall be effective when personally delivered, the date of delivery by overnight courier or on the second business day following the day on which such item was mailed.

(c)           Entire Agreement; Amendments.  This Agreement and the Loyalty Agreement contain the entire understanding between the Company and the Executive with respect to the subject matter hereof, except for the following additional agreements between the Company and the Executive:

(i)            Key Executive Employment and Severance Agreement (the “KEESA”); and

(ii)           Any stock option, restricted stock or other award agreement under the Company’s stock and incentive plans.

Anything in this Agreement to the contrary notwithstanding, if there is a Change in Control of the Company (as defined in the KEESA) at a time that the KEESA is in effect, then the rights and obligations of the Company and the Executive in respect of the Executive’s employment shall be determined in accordance with the KEESA rather than under this Agreement.  Nothing contained in this Agreement shall be deemed to supersede any of the obligations, agreements, provisions or covenants of the Company or the Executive contained in the KEESA.  At the request of the Company prior to a Change in Control of the Company, the Executive will execute a revised form of the KEESA so long as such revised form is substantially the same as the form then in effect for other senior executives of the Company, including without limitation a revised form that reflects changes that the Company determines are appropriate to comply with regulations under Section 409A.  This Agreement may be modified only in writing signed by the parties hereto.

(d)           Dispute Resolution.  All controversies between the Executive and the Company arising under this Agreement shall be determined by arbitration.  Any arbitration under this Section 10(d) shall be conducted in Appleton, Wisconsin, before the American Arbitration Association, and in accordance with the rules of such organization.  The arbitration award may allocate attorneys’ fees and expenses attributable to the arbitration as determined by the arbitrator.  The award of the arbitrators, or the majority of them, shall be final, and judgment upon the award rendered may be entered into any court, state or federal, having jurisdiction.

11.           Limitations on Entitlements.  Section 7 is subject to this Section 11.  If this Agreement is terminated by the Company pursuant to Section 6(b) or by the Executive for Good Reason pursuant to Section 6(c), the Company shall satisfy its obligations under Section 7 only after the Executive has incurred a Separation from Service.  The requirements of (a) and (b) below shall apply to the payment or provision of compensation and benefits pursuant to Section 7:

(a)           Six-Month Delay.  Notwithstanding any contrary provision of this Agreement, to extent the Executive would otherwise be entitled to any severance pay described in Section 7(a), or other payment or benefit under this Agreement or any plan or arrangement of the Company or its affiliates, that constitutes “deferred compensation” subject to Section 409A, and that if paid during the six months beginning on the Separation from Service would be subject to additional tax under Section 409A because the Executive is a “specified employee” (within the meaning of Section 409A as determined by the Company), such payment or benefit shall not be made until the first day of the seventh month following the Separation from Service for reasons other than death (the “Authorized Payment Date”).  The amount delayed for payment pursuant to this Section 11 shall be paid to the Executive on the Authorized Payment Date in a cash payment, accompanied by an interest payment calculated at the rate of interest announced by U.S. Bank, National Association, Milwaukee, Wisconsin, from time to time as its prime or base lending rate (“Prime”), determined on the date the Separation from Service occurred and compounded quarterly.

(b)           Fringe Benefit Restrictions.  During the period beginning on the date of the Separation from Service and ending on the Authorized Payment Date, the Executive shall pay to the Company the cost of any life insurance coverage that provides a benefit in excess of $50,000 under a group term life insurance policy and any other taxable fringe benefit that would otherwise require imputing income to the Executive.  On the Authorized Payment Date, the Company shall make a cash payment to the Executive, accompanied by an interest payment at Prime, determined on the date of the Separation from Service and compounded quarterly, equal to the aggregate amount paid by the Executive to the Company for such taxable fringe benefits, and thereafter such coverage and benefits shall be provided at the expense of the Company for the remainder of the period required by this Agreement.

(c)           Limitations on Reimbursements and In-Kind Benefits.  Notwithstanding anything to the contrary in this Agreement or elsewhere, any reimbursement or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treas. Reg. 1.409A-1(b)(9)(v)(A) or (C) shall be paid or provided to the Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the Executive’s second taxable year following the Executive’s taxable year in which the Separation from Service occurs.  Further, such expenses shall be reimbursed no later than the last day of the Executive’s third taxable year following the taxable year in which the Separation from Service occurs.  Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

12.           Compliance with Internal Revenue Code Section 409A.  The Company and the Executive intend the terms of this Agreement to be in compliance with Section 409A.  The Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit, including but not limited to consequences related to Section 409A.  To the maximum extent permissible, any ambiguous terms of this Agreement shall be interpreted in a manner which avoids a violation of Section 409A.  The Executive acknowledges that to avoid an additional tax on payments that may be payable or benefits that may be provided under this Agreement and that constitute deferred compensation that is not exempt from Section 409A, the Executive must make a reasonable, good faith effort to collect any payment or benefit to which the Executive believes the Executive is entitled hereunder no later than 90 days after the latest date upon which the payment could have been made or benefit provided under this Agreement, and if the payment or benefit is not paid or provided, then the Executive must take further enforcement measures within 180 days after such latest date.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

OSHKOSH CORPORATION

By:	/s/ Richard M. Donnelly
	Name:	Richard M. Donnelly
	Title:	Chairman-Board of Directors

Attest:	/s/ Michael K. Rohrkaste
	Name:	Michael K. Rohrkaste
	Title:	EVP, CAHRO

EXECUTIVE

/s/ Charles L. Szews		(SEAL)
Charles L. Szews

EXHIBIT A

RELEASE

1.             In exchange for the promises and payments provided for in the Second Amended and Restated Employment Agreement (the “Agreement”) effective as April       , 2011 between Oshkosh Corporation, a Wisconsin corporation (the “Company”), and Charles L. Szews (the “Executive”), the Executive hereby releases and forever discharges the Released Parties (defined below) from any and all claims, demands, rights, liabilities and causes of action of any kind or nature, known or unknown, arising prior to or through the date the Executive executes this Release, including, but not limited to, any claims, demands, rights, liabilities and causes of action arising or having arisen out of or in connection with the Executive’s employment or termination of employment with the Company.  “Released Parties” includes the Company, its parent companies, subsidiaries, related and affiliated companies, and its and their past and present employees, directors, officers, agents, shareholders, insurers, attorneys, executors, assigns and other representatives of any kind.  The Executive also releases and waives any claim or right to further compensation, benefits, damages, penalties, attorneys’ fees, costs or expenses of any kind from the Company or any of the other Released Parties except as provided in the Agreement.  This release specifically includes, but is not limited to, a release of any and all claims pursuant to state and local fair employment law(s); Title VII of the Civil Rights Act of 1964; the Rehabilitation Act of 1973; the Reconstruction Era Civil Rights Acts, 42 U.S.C. §§1981-1988; the Civil Rights Act of 1991; the Age Discrimination in Employment Act (“ADEA”); the Americans with Disabilities Act; state and federal family and/or medical leave acts; state and federal wage payment laws to the extent such claims can legally be waived; and any other federal, state or local laws or regulations of any kind, whether statutory or decisional.  This release also includes, but is not limited to, a release of any claims for wrongful termination, retaliation, tort, breach of contract, defamation, misrepresentation, violation of public policy or invasion of privacy.  This release does not include a waiver of any claim that cannot legally be waived.  This release does not apply to any right the Executive may have to indemnification by the Company by virtue of his status as a director, officer or employee of the Company under applicable law and/or the Company’s bylaws.

2.             The Executive states that he has not filed or joined in any complaints, lawsuits, or proceedings of any kind against the Company or any of the other Released Parties, and the Executive promises never to file, pursue, participate in, or join in any lawsuits or proceedings asserting any claims that are released in this Release.  However, nothing in this Release prevents the Executive from (a) challenging the enforceability of this Release under the ADEA; or (b) filing a charge with the EEOC or otherwise cooperating with the EEOC; however, this Release does prohibit the Executive from obtaining any personal or monetary relief from the Released Parties based upon such cooperation or charge, whether filed by the Executive or anyone else on behalf of the Executive.

3.             The Executive agrees and understands that this Release does not supersede any confidentiality or noncompete agreements or obligations to which the Executive was subject while employed by the Company or reduce the Executive’s obligations to comply with applicable laws relating to trade secrets, confidential information or unfair competition.

4.             The Executive hereby acknowledges that the benefits provided in the Agreement are greater than those to which the Executive is entitled by any contract, employment policy, or otherwise.  The Executive has up to twenty-one (21) days to consider whether to accept this Release and the Executive enters into it voluntarily.  The Executive may revoke this Release, in writing, within seven (7) days after signing it, and this Release will not become enforceable or effective until the revocation period has expired.  The Company advises the Executive to consult with an attorney prior to signing this Release.

5.             Neither the Company’s signing of this Release nor any actions taken by the Company toward compliance with the terms of this Release or the Agreement constitute an admission by the Company that it has acted improperly or unlawfully with regard to the Executive or that it has violated any state or federal law.

6.             If any portion of this Release is found to be unenforceable, the parties desire that all other portions that can be separated from it, or appropriately limited in scope, shall remain fully valid and enforceable.  The Executive enters into this Release knowingly and voluntarily and without any coercion.

AGREED TO AND ACCEPTED BY:

EXECUTIVE

Date:
Charles L. Szews